Exhibit 10.2

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Confidential terms of this agreement which have been redacted are marked (“[*****]”). The omitted materials have been filed separately with the Securities and Exchange Commission.

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (hereinafter called the “Agreement”) is hereby executed as of the 26th day of December 2005, by and between KEYSTONE REDEVELOPMENT PARTNERS, LLC, a Delaware limited liability company having an address at Fox Street and Roberts Avenue, Philadelphia, Pennsylvania (hereinafter called “Owner”), and TER MANAGEMENT CO., LLC, a Delaware limited liability company having an address at 1000 Boardwalk, Atlantic City, New Jersey 08401 (hereinafter called “Manager”).

RECITALS:

WHEREAS, Owner has or will apply for a license to operate a facility under the Pennsylvania Racehorse Development and Gaming Act (the “Act”) to operate slot machines to be located in Philadelphia, Pennsylvania (the “Facility”); and

WHEREAS, Manager, itself and through its Affiliates, has substantial expertise in the operation and management of unique and distinctive hotel casinos and for marketing and promotional activities in connection therewith; and

WHEREAS, Owner has determined it to be in its best interest to avail itself through Manager of the expertise and capabilities available to Manager in the management and operation of the Facility; and

WHEREAS, the parties have agreed, based upon the foregoing considerations, that Owner requires, and that Manager has agreed to provide, the services more particularly described herein, on the terms and conditions herein described.

NOW, THEREFORE, based upon the mutual premises herein contained and for good and valuable consideration, the parties hereby agree as follows:

1. DEFINITIONS

All capitalized terms referenced or used in this Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and incorporated herein by reference.

2. TERM

2.1 Initial Term. This Agreement shall be effective upon its execution by Owner and Manager (the “Effective Date”), and the management services to be rendered hereunder shall commence eight (8) months in advance of the projected Opening Date of the Facility, or such earlier time as the parties may agree upon in writing (the “Commencement Date”). The Initial Term of this Agreement shall be ten (10) years from the Commencement Date.

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2.2 Extended Term. Provided no Event of Default on the part of Manager shall exist at the conclusion of the Initial Term, Manager shall have the right and option to extend the Term for one (1) additional ten (10) year period (the additional ten (10) year period being designated as the “Extended Term”) by providing written notice of Manger’s election to so extend the Term to Owner not less than six (6) months prior to the end of the Initial Term.

2.3 Owner Option to Terminate. In the event that Manager’s Affiliates hold less than ten (10%) of the equity interests of Owner, Owner shall have the right and option to terminate this Agreement on three (3) months’ notice to Manager.

3. APPOINTMENT OF MANAGER

3.1 Appointment. Owner hereby appoints, hires and engages Manager as Owner’s exclusive agent to manage and operate the Facility on behalf of and for the account of Owner commencing as of the Commencement Date and continuing during the Term of this Agreement. Manager hereby accepts such appointment upon and subject to the terms, conditions, covenants and provisions set forth herein.

3.2 Management of the Facility. Manager shall diligently operate the Facility and perform its duties hereunder consistent with the operational quality of other first-class casinos, after taking into account differences with respect to the physical characteristics of the Facility, local conditions, budgeting limitations and the nature of its market, as well as the limitations imposed upon Manager by this Agreement, Owner and any applicable Governmental Requirements.

3.3 Owner’s Representatives. Manager acknowledges that Owner is governed by a “Board of Member Representatives,” and that all approvals or other actions that this Agreement specifies are to be granted or taken by Owner are to be granted or taken by Owner’s Board of Member Representatives acting in accordance with Owner’s governing documents. Subject to Governmental Requirements, Owner’s Representatives shall have access to all areas of the Facility, other than private offices, at all times and shall have access to, and the right to review the Books and Records. Manager and Manager’s Senior Staff shall cooperate with Owner’s Representatives to provide such information and access as Owner’s Representatives may request from time to time. Owner’s Representatives shall not interfere with the conduct of Manager’s business.

4. PRE OPENING ACTIVITIES

4.1 Pre-Opening. Six (6) months prior to the scheduled Opening Date, Manager shall commence implementation of a pre-opening program which shall include all activities necessary to financially and operationally prepare the Facility for opening in accordance with a pre-opening budget which shall be submitted by Owner to Manager no later than seven (7) months prior to the scheduled Opening Date (“Pre-Opening Budget”). The Pre-Opening Budget shall set forth the expenses which Owner anticipates to be necessary or desirable in order to prepare the Facility for opening, including without limitation, cash for disbursements, FF&E and

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Operating Supplies, hiring, training, relocation and temporary lodging of employees, advertising and promotion, office overhead and office space (whether on or off the Facility), and travel and business entertainment (including opening celebrations and ceremonies) (“Pre-Opening Expenses”). The Manager agrees that the Pre-Opening Budget may be modified by Owner from time to time.

5. AUTHORITIES AND RESPONSIBILITIES OF MANAGER

5.1 Rights and Responsibilities of Manager. During the Term, Manager shall have the following rights and responsibilities in connection with the management and operation of the Facility:

a. Personnel Matters. Manager shall have the authority and responsibility to establish and implement procedures, techniques and programs to screen, evaluate, hire, and train qualified applicants to become Facility employees. Manager shall have the sole authority to hire, promote, discharge and supervise all Facility employees. In exercising this authority, Manager shall comply with the laws of Pennsylvania applicable to employment matters. All Facility employees shall be employees of the Owner, and the costs and expenses of such employees shall be Operating Expenses; provided, however, the persons appointed by Manger to serve as the [*****] of the Facility (“Manager’s Senior Staff”) shall be employees of Manager, and the cost incurred by Manger for the base salary of such persons shall be reimbursed by Owner as an Operating Expense.

b. Financial Management. Manager shall be responsible for the management of the day-to-day financial affairs of the Facility, including, but not limited to:

(1) Accounting Services. Manager shall establish and maintain a Facility accounting system, internal controls, and reporting systems (a) that are adequate to provide Owner and Manager with the necessary information about the business and to safeguard Facility assets and (b) which comply with all Governmental Requirements. Owner shall have the right to request that Manager provide to Owner (and in such event Manager shall provide) (a) any managerial reports produced by Manager for the Facility in the ordinary course of business and (b) other managerial reports of a type produced by Affiliates of manager in the ordinary course of business for their gaming units taking into account differences in business conditions and reporting and data processing systems.

(2) Bank Accounts. Owner shall establish one or more bank accounts that are necessary for the operation of the Facility at such banking institution chosen by Owner and reasonably acceptable to Manager (such accounts, but not including the Capital Replacement Fund, are hereinafter collectively referred to as the “Bank Accounts”). The accounts shall be in the name of Owner, but Manager’s designees shall be the only persons authorized to draw upon the Bank Accounts. The Bank Accounts shall be interest-bearing accounts if such accounts are reasonably available and all interest thereon shall be credited to the Bank Accounts. All Gross Revenues received by Manager from the operations of the Facility shall be deposited in the Bank Accounts and Manager shall pay out of the Bank Accounts, to the extent of the funds therein, from time to time, all Operating Expenses and other amounts required by Manager to perform its obligations under this Agreement. All funds in the Bank Accounts shall be separate from any

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other funds and Manager may not commingle any of Manager’s funds with the funds in the Bank Accounts. Owner shall bear the risk of the insolvency of any financial institution holding such Bank Accounts.

c. Budgets. No later than sixty (60) days prior to the commencement of each Fiscal Year, Manager shall submit to Owner, for Owner’s approval, an annual budget for the operation of the Facility for the forthcoming Fiscal Year (each such annual budget that is approved by Owner is referred to herein as an “Annual Budget”), which shall include an annual projection of sources of cash by month, an annual operating budget by month, an annual capital improvements budget and an annual sources and uses of cash. The Annual Budget shall include sufficient amounts for maintenance and repairs to keep the Facility in first class condition. Owner shall be required, by giving written notice to Manager, to approve or disapprove each proposed Annual Budget within thirty (30) Business Days after submission to Owner. Any notice that disapproves a proposed Annual Budget must contain reasonably detailed specific objections along with suggestions as to what corrective measures can be taken to make such proposed Annual Budget acceptable to Owner. If Owner fails to provide written notice to Manager of its objections within thirty (30) Business Days after submission thereof to Owner, such proposed Annual Budget shall be deemed to be approved as submitted, subject to any changes upon which Owner and Manager have previously agreed. If Owner disapproves or objects to any items contained in the proposed Annual Budget or any revisions thereto, Owner and Manager shall cooperate with each other in good faith to attempt to expeditiously resolve the disputed or objectionable proposed items. If Owner and Manager are unable to reach a mutually acceptable agreement concerning the disputed or objectionable items within fifteen (15) days after the date Owner advises Manager of its objections as aforesaid, either party shall be entitled to submit the dispute to arbitration in accordance with Section 21. If Owner’s objection relates only to certain portions of the proposed Annual Budget, the undisputed portions of the proposed Annual Budget shall be deemed to be adopted and approved. With respect to objectionable items in any proposed budget, the corresponding item contained in the budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed budget, excluding, however, line items in the previous budget for extraordinary expenses or revenues. If Owner and Manager are unable to agree on the amount of any capital expenditure item in a budget, only those capital expenditures (or the undisputed amount when the amount is in dispute) with respect to which Owner and Manager have reached an agreement shall be made. Except as otherwise provided in Section 5.3 or 5.4, Manager shall not, without Owner’s prior written consent, expend in any Fiscal Year for a matter included within any budget for such Fiscal Year more than the amount approved for that matter in such budget unless otherwise permitted by Section 5.1e.

d. Capital Replacement Fund. Manager shall have the responsibility to plan, account for and supervise all capital replacements and improvements to the Facility and related facilities or any portion thereof (collectively, “Capital Replacements”) that are contemplated in any Annual Budget. Manager shall establish a cash account for Capital Replacements on the books of account of the Facility and a separate interest-bearing account in Owner’s name (the “Capital Replacements Fund”) at a bank selected by Owner, with Manager’s designee being the only authorized signatories on such account. Commencing on the first day of the first (1st ) full calendar month after the Opening Date and continuing on the first day of each month thereafter during the Term, Manager shall deposit into the Capital Replacements Fund from Facility operations an amount equal to [****(****%)] percent of [*****] for the preceding month to pay

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for Capital Replacements. The funds in the Capital Replacements Fund shall be utilized first for any necessary repairs and replacements to the Facility, and FF&E and then for improvements. Any expenditures for Capital Replacements during any Fiscal Year shall be made in accordance with the applicable Annual Budget. To the extent available, expenditures shall be made by Manager from the Capital Replacements Fund (including accrued interest and unused accumulation from earlier years). Any amounts remaining in the Capital Replacements Fund at the close of each Fiscal Year shall be carried forward and retained in the Capital Replacements Fund until fully used in accordance with this Agreement. To the extent the Capital Replacements Fund is insufficient at the time the funds are planned for expenditure in accordance with an Annual Budget, Owner shall supply such shortfall of funds by making a deposit into the Capital Replacements Fund as soon as practicable but in no event later than thirty (30) days after receipt of notice from Manager. To the extent that amounts in the Capital Replacements Fund equal or exceed one hundred (100%) percent of the amount allocated therefor in the applicable Annual Budget at any time during a Fiscal Year (after taking into consideration Capital Replacements scheduled for such Fiscal Year which are in process or have not yet been undertaken), then, in such event, Manager shall make no further deposits into the Capital Replacements Fund during such Fiscal Year. All net proceeds from the disposition of capital items no longer needed for the operation of the Facility shall be deposited into the Capital Replacements Fund. The disposition of such items shall be conducted by Manager in a commercially reasonable manner.

e. Revisions to Annual Budget and Reallocation of Funds. If, in Manager’s good faith business judgment, revisions to the Annual Budget are appropriate, Manager shall revise the Annual Budget and submit such revised Annual Budget, to Owner for approval in accordance with the procedures set forth in Section 5.1. Manager, without Owner’s consent, may reallocate all or any portion of any line item in a budget to another item in an amount not to exceed the greater of [*****] ([*****]%) percent of such line item or [*****] in any Fiscal Year. Manager shall not make any payments or disbursements in excess of the total operating expense amounts in an Annual Budget, except as follows:

(1) Pursuant to Section 5.3 or 5.4;

(2) If expenditures for Operating Expenses bear the same relationship (ratio) to the amount budgeted for such items as actual Gross Revenue for such month bears to the projected Gross Revenue for such month (provided that any increase in Operating Expenses is, in Manager’s business judgment, a necessary consequence of the increase in Gross Revenue);

(3) Any expenditure for which written approval in advance has been obtained from Owner;

(4) For taxes, insurance and utilities to reflect actual costs thereof, subject to Owner’s right to contest the validity of such items; and

(5) For payment of any monetary judgment in litigation involving the Facility.

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f. Accounting Records. During the Term of this Agreement, Manager shall maintain full and adequate books of account and records (“Books and Records”) reflecting the results of the operation of the Facility on an accrual basis, all in accordance with Generally Accepted Accounting Principles consistently applied in all material respects. The Books and Records shall be kept separate and distinct from all other operations and businesses of Manager. Manager shall keep all Books and Records, including, without limitation, current vendor invoices, payroll records, general ledgers, credit transactions and other records relating to the Facility at the Facility or at such other location as shall be approved by Owner in writing. All such Books and Records shall at all times be the property of Owner and shall not be removed from the Facility or other approved location by Manager without Owner’s written consent. Upon any termination of this Agreement, all Books and Records shall immediately be turned over to Owner so as to insure the orderly continuance of the operation of the Facility, but such Books and Records shall be available to Manager for a period of five (5) years at all reasonable times for inspection, audit, examination and photocopying.

g. Financial Statements. Manager shall provide Owner with accurate unaudited Financial Statements of the Facility for each month within twenty (20) days after the end of each calendar month. Manager shall also provide Owner with such other information, analyses and reports as Owner may reasonably request in writing. The annual Financial Statements shall be audited by the Facility Auditors at Owner’s expense and provided to Owner within ninety (90) days after the end of the Fiscal Year. In addition to the annual audited Financial Statements, the Books and Records shall be audited at the termination of this Agreement. Manger shall have the right to appoint the Facility Auditors, subject to the approval of Owner, whose approval shall not be unreasonably withheld.

h. Operations. Manager shall have the discretion and authority to determine operating policies and procedures, standards of operation, staffing levels and organization, win payment arrangements, standards of service and maintenance, food and beverage quality and service, pricing and other policies affecting the Facility, or the operation thereof, to implement all such policies and procedures, and to perform any act on behalf of Owner which Manager deems necessary or desirable in its good faith business judgment for the operation and maintenance of the Facility on behalf, for the account and at the expense of Owner, including but not limited to the following, as applicable:

(1) Service Agreements. Manager shall enter into such agreements as Manager deems necessary for the furnishing of utilities, services, security, and supplies for the maintenance and operation of the Facility. All service agreements shall be consistent with the applicable Annual Budget(s).

(2) Concessions. Manager shall negotiate and grant concessions and leases for such services customarily subject to concessions and leases for casinos as Manager deems appropriate. Manager shall provide Owner with a copy of the applicable agreement and shall require such tenants and concessionaires to operate their businesses in a quality manner and in accordance with Governmental Requirements.

(3) Purchases. Manager shall purchase such Operating Supplies, and other materials and services as shall be necessary for the operation of the Facility.

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(4) Maintenance and Repairs. Subject to Section 5.1d, Manager shall implement an effective preventive maintenance program for the Facility and its operating systems intended to keep the Facility in first class condition. Manager shall have the sole responsibility and authority to make all repairs, replacements, and improvements which are necessary or appropriate for such purposes

(5) Licenses, Permits, Reports and Accreditation. Manager shall apply for, process, obtain and maintain all Operating Permits in a manner and within the time periods that will permit the Facility to be operated on a continuous and uninterrupted basis. Manager shall act in a reasonably diligent manner to assure that all reports required by any Governmental Authority pertaining to the Facility and itself are filed prior to their due date. Owner shall file all such other reports pertaining to Owner and Owner’s Representatives, and Members. Manager shall prepare, maintain and provide to Owner a listing of all Operating Permits and reports required by any Governmental Authority and the term, duration or frequency of such Operating Permits and reports. All out-of-pocket costs and expenses reasonably necessary to obtain and maintain Manager Operating Permits shall be reimbursable by Owner. Owner shall provide all required information for all of the above promptly upon request and such information shall be accurate.

(6) Legal Actions. All matters of a legal nature involving the Facility shall be handled by legal counsel selected by Manager, subject to the approval of Owner, whose approval shall not be unreasonably withheld (such legal counsel is hereinafter referred to as “Approved Legal Counsel”). Manager shall notify Owner in writing of the commencement of any legal action or proceeding concerning the Facility as soon as practicable after Manager receives actual notice of the commencement of such legal action which could reasonably be anticipated to involve an expense, liability or damage to Owner that is not fully covered by insurance or is in excess of Two Hundred Fifty Thousand ($250,000) Dollars or could result in a lien on the Facility. Except with respect to those legal matters in which Owner advised Manager that it desires to be directly involved, Manager shall be responsible for retaining on behalf of Owner the Approved Legal Counsel to take any reasonable or necessary legal actions. If any legal action or proceeding in which Owner is to be the plaintiff or complainant could reasonably be anticipated to involve an expense, liability or damage to Owner in excess of Fifty Thousand ($50,000) Dollars or result in a lien on the Facility, then Manager may not commence such legal action or proceeding without first obtaining the prior written consent of Owner.

(7) Credit. All decisions regarding the granting and collection of credit shall be determined by Manager.

(8) Taxes. Manager shall comply in all material respects with all applicable Laws with respect to collecting and accounting for the payments of all applicable excise, sales and use taxes to the appropriate Governmental Authorities and other similar governmental charges resulting from the operation of the Facility.

(9) Games. Subject in all respects to applicable Law, Manager shall establish the types of electronic gaming activities to be offered at the Facility, including the matrix of owned, leased, progressive and systems games.

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5.2 Limitation of Responsibility for Budgets.

a. All budgets are intended only to be reasonable estimates based on Manager’s best business judgment and Manager shall not be liable or responsible in any event if any of the budgeted figures are not attained or there is any variance between the actual revenues and expenditures and the amounts set forth in any budgets. Owner acknowledges that Manager has not made any guarantee, warranty or representation of any nature concerning or related to the amounts of Gross Revenue to be generated and Operating Expenses to be incurred from the operation of the Facility during the Term of this Agreement.

b. In the event that following the second full fiscal year of operation of the Facility, any of the following shall occur:

(i)	[*****]; or

(ii)	[*****];

Then [*****].

5.3 Emergency Expenditures. Without limiting the generality of this Section 5, in the event that a condition exists with respect to the Facility of an emergency nature which requires immediate repairs to preserve and protect and assure the continued operation of the Facility or to protect the safety and welfare of the Facility customers, guests or employees, Manager, on behalf of and at the expense of Owner, shall take all reasonable steps and make all reasonable expenditures necessary to repair and correct any such condition, whether or not provisions have been made in the applicable budgets for any such emergency expenditures, subject to Owner funds being available therefor. Expenditures made by Manager in connection with an emergency shall be paid first from the Capital Replacements Fund to the extent funds are available and then, in Manager’s sole discretion, from the Bank Accounts. Owner shall replenish funds paid from the Capital Replacements Fund and the Bank Accounts with any insurance proceeds received by Owner with respect to such emergency condition or situation, and Owner shall replace any difference between the insurance proceeds and the amount used for such emergency from the Capital Replacements Fund. If circumstances require, Owner shall also immediately replenish the applicable Bank Accounts.

5.4 Expenditures Required for Compliance with Law. Without limiting the generality of this Section 5, if at any time during the Term of this Agreement repairs, additions, changes or corrections in the Facility of any nature shall be required by reason of Governmental Requirements, such repairs, additions, changes or corrections shall be made at the direction of Manager and shall be paid for by Owner. Manager shall inform Owner of the existence of any Governmental Requirements which require expenditures under this Section 5.4 as soon as practicable after learning of such Governmental Requirements and the repairs, additions, changes or corrections which Manager believes are required to be made and the estimated expenditures to be incurred. Owner and Manager shall agree upon the work to be performed and the schedule for its implementation. Owner shall have the right to contest the validity or application of any Governmental Requirements provided that such contest does not subject Manager to risk of any material liability and does not result in the suspension or a material limitation of the operations of the Facility.

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5.5 Marketing Programs. Manager shall develop a marketing program to implement the marketing plans contained in each Annual Budget. Manager shall select the form of any advertising and promotional materials and identify particular media sources (whether it be particular newspapers, radio stations, television stations or networks or other mass marketing outlets) with respect to which the Facility marketing efforts are to be directed. Manager may, at its option, also provide for the Facility, or seek to cause an Affiliate to so provide, joint marketing or advertising with similar properties owned or operated by Affiliates of Manager (including, without limitation, its casinos in Atlantic City, New Jersey). Any joint marketing, advertising, or sharing of events and promotions shall be subject to the prior written approval of Owner. The total costs and expenses associated with any such joint marketing or advertising, to the extent approved in writing by Owner, shall be shared on a reasonable basis between the parties and the portion allocable to the Facility shall be an Operating Expense of the Facility.

5.6 Manager Expenses. In connection with Manager’s obligations under this Agreement, Manager agrees to arrange for Trump Entertainment Resorts, Inc., and its other subsidiaries, to provide such reasonable supervisory services to Manager as are generally provided by Trump Entertainment Resorts, Inc., and its other subsidiaries, to its other gaming units. The reasonable costs of travel, food and lodging (without mark-up) for any non-Facility staff of Manager or its Affiliates visiting the Facility for purposes of providing services related to the management of the Facility shall be paid by Owner as an Operating Expense of the Facility.

6. CERTAIN RIGHTS AND RESPONSIBILITIES OF OWNER

6.1 Owner’s Advances. Owner shall advance to Manager on a timely and prompt basis immediately available funds with which to conduct the affairs of the Facility and maintain the Facility (hereafter referred to as “Owner’s Advances”) as set forth in this Agreement and as otherwise provided hereunder; provided, however, that notwithstanding anything contained in this Agreement to the contrary, Owner shall have no obligation to advance funds to Manager for the Facility if to do so Owner would be required to make a capital call on Owner’s members beyond the amount of capital committed by Owner’s members as “Initial Capital Contributions” and “Additional Capital Contributions” as set forth on Schedule B to Owner’s limited liability company agreement.

a. Initial Cash Needs. Six (6) months prior to the scheduled Opening Date of the Facility, Owner shall fund the amounts necessary to implement the Pre-Opening Budget, and Fifteen (15) days prior to Opening Date of the Facility, Owner shall fund the Working Capital necessary to commence operating the Facility, in an amount not to exceed the estimated operating expenses for four (4) weeks as set forth in the initial Annual Budget as revised.

b. Working Capital. During the Term of this Agreement, within five (5) Business Days after receipt of written notice from Manager, Owner shall fund Owner’s Advances adequate to insure that the Working Capital set forth in the applicable Annual Budget as revised pursuant to the provisions of Section 5.1 is sufficient to support the uninterrupted and efficient ongoing operation of the Facility. The written request for any additional Working Capital shall be submitted by Manager to Owner on a monthly basis based on the applicable Annual Budget as revised pursuant to the provisions of Section 5.1.

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c. Payment of Expenses. Manager shall cause to be paid from Gross Revenues the following items in the order of priority listed below, on or before their applicable due date:

(1) Operating Expenses (excluding the Base Management Fee and Incentive Management Fee), expenditures permitted pursuant to Sections 5.3 and 5.4, payments to Governmental Authorities;

(2) Base Management Fee and Incentive Management Fee payable in accordance with Section 7;

(3) Deposits in the Capital Replacements Fund pursuant to Section 5.1d, payments due on any lease or other financing arrangement relating to the FF&E, any other expenditures permitted by any Annual Budget; and

(4) Debt Service payments and any escrow or impound payments required by any Loan Documents.

Notwithstanding the foregoing, failure to pay the Base Management Fee or the Incentive Management Fee in accordance with the time periods set forth in this Agreement shall constitute a breach of this Agreement by Owner. Manager’s responsibility to make any of the foregoing payments is subject to and conditioned upon Owner making available funds sufficient to make such payments from Gross Revenues or otherwise in the order set forth above. Manager shall advise Owner as soon as possible of any anticipated requirements for additional Working Capital. Nothing in this Section 6.1c shall be deemed to relieve Owner from its obligations to pay Management Fees in accordance with Section 7 or to comply with the time requirements set forth in Section 7 or to pay any other obligation of Owner under this Agreement.

6.2 Cooperation of Owner and Manager. Owner and Manager shall cooperate fully with each other during the Term of this Agreement to facilitate the performance by Manager of Manager’s obligations and responsibilities set forth in this Agreement and to procure and maintain all Operating Permits. Owner shall provide Manager with such information pertaining to the Facility necessary to the performance by Manager of its obligations hereunder as may be reasonably and specifically requested by Manager from time to time.

6.3 Access, Review and Audit. Owner’s Representatives shall have the right at all times to examine, audit, inspect and transcribe the Books and Records; provided Owner’s Representatives shall not unreasonably disrupt the business of Manager or the operation of the Facility in exercising such rights. With respect to such reviews, Owner’s Representatives and Owner shall be subject to the confidentiality covenants in Section 22.1. Owner acknowledges that the calculation of the Management Fees and the accounting information set forth in the Financial Statements shall be binding and conclusive on the parties unless a written statement setting forth any objections and the basis for the objections is received by Manager within one hundred eighty (180) days after Owner receives the audited Financial Statements applicable to such time period. If the parties cannot resolve the disputed items within thirty (30) days after Manager receives the written objections, then the disputed matters shall be submitted to arbitration pursuant to the provisions of Section 20.

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6.4 Limitations on Use of Names and Logos. Owner acknowledges that neither this Agreement nor the exercise of any of Owner’s rights in respect of the Facility shall give Owner any rights to the name “Trump.”

7. MANAGEMENT FEES

7.1 Management Fees. In addition to reimbursement or payment of expenses as otherwise provided in this Agreement, during the Term of this Agreement, Manager shall be paid by Owner the Management Fees set forth herein. Subject to the priority of other expenses set forth in Section 6.1c, Management Fees may be collected monthly by Manager withdrawing the same from the Bank Accounts five (5) Business Days after Manager delivers the financial statements to Owner for such month without abatement, deduction, or set-off. Notwithstanding the foregoing, failure to pay the Base Management Fee in accordance with the time periods set forth in this Agreement shall constitute a breach of this Agreement by Owner.

7.2 Base Management Fee. For each Fiscal Year during the Term of this Agreement, Manager shall be paid a fee (the “Base Management Fee”) equal to [*****] ([*****]%) percent of the Gross Revenue for such Fiscal Year. The Base Management Fee shall be due and payable monthly in arrears on the date the monthly Financial Statements are delivered to Owner; provided, however, if Gross Revenues are not sufficient in any month to pay the Base Management Fee when due, Owner may, if Owner is experiencing financial difficulties, defer one such payment (or a portion thereof) for sixty (60) days, provided further, however, Owner shall be entitled to only one such deferral in any continuous twelve (12) month period. The Base Management Fee (or portion thereof) so deferred shall bear interest at the Default Rate until paid. The Base Management Fee shall be adjusted quarterly based on actual reported results for such fiscal quarter, and, if necessary, annually based on actual reported results for each Fiscal Year.

7.3 Incentive Management Fee. For each Fiscal Year during the term of this Agreement, Manager shall be paid a fee (“Incentive Management Fee”) of [*****] ([*****]% percent of Gross Operating Profit for such Fiscal Year. The Incentive Management Fee shall be computed and paid annually thirty (30) days after the annual audited Financial Statements have been delivered to Owner.

7.4 Fees Following Termination. Following termination of Manager as manager for any reason, if Owner collects amounts with respect to Bad Debts in an amount in excess of the amount reserved on the Financial Statements, then Manager shall be entitled to Management Fees as if such excess amount had been part of Gross Revenue or included in Gross Operating Profit for the applicable period of Facility operations.

7.5 Payments to Manager. All payments to Manager pursuant to this Agreement, including payments of Management Fees and reimbursements to Manager, shall be payable in U.S. Dollars by wire transfer of immediately available funds to such bank, located within or without the United States, as Manager shall designate upon notice to Owner.

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8. OWNER’S COVENANTS AND REPRESENTATIONS

8.1 Owner’s Covenants and Representations. Owner makes the following covenants and representations to Manager, which representations and covenants shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and shall continue to be true during the Term of this Agreement.

a. Corporate Status. Owner is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power to enter into this Agreement and execute all documents required hereunder.

b. Organization. The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the certificate of formation or limited liability company agreement of Owner, or any other agreement to which Owner is a party.

c. Authorization. The making, execution, delivery and performance of this Agreement by Owner has been duly authorized and approved by all requisite action of the Board of Directors of Owner, and this Agreement has been duly executed and delivered by Owner and constitutes a valid and binding obligation of Owner, enforceable in accordance with its terms.

d. Other Agreements. Neither the execution and delivery of this Agreement by Owner nor Owner’s performance of its obligations hereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Owner is a party or is otherwise bound or to which the Facility or any part thereof if subject, and will not constitute a violation of any law to which Owner or the Facility is subject.

e. Documentation. If necessary to carry out the intent of this Agreement, Owner agrees to execute and provide to Manager, on or after the date hereof, any and all other instruments, documents and agreements necessary to make this Agreement fully and legally effective, binding and enforceable between the parties hereto and as against third parties.

f. Related Contracts. Owner shall cause the timely payment and performance of all its obligations under any Loan Documents and Owner shall fund all such obligations to the extent Gross Revenues are insufficient therefor.

g. Manager Operating Permits. Owner agrees to use all reasonable efforts to assist Manager in obtaining all Manager Operating Permits necessary for Manager to manage the Facility and otherwise consummate the transactions contemplated herein.

h. Brokers. Owner agrees to indemnify, defend and hold harmless Manager from all broker’s commissions, finder’s fees or other fees and commissions to any broker, agent, consultant or finder claiming to have acted on Owner’s behalf in connection with this Agreement and the transactions contemplated herein.

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9. MANAGER’S COVENANTS AND REPRESENTATIONS

9.1 Manager’s Covenants and Representations. Manager makes the following covenants and representations to Owner, which covenants and representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and continue to be true during the Term of this Agreement.

a. Corporate Status. Manager is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power to enter into this Agreement and execute all documents required hereunder.

b. Organization. The execution, delivery and performance of this Agreement by Manager and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the Manager’s organization documents, or any other agreement to which Manager is a party.

c. Authorization. The making, execution, delivery and performance of this Agreement by Manager has been duly authorized and approved by all requisite action of the Members of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes a valid and binding obligation of Manager, enforceable in accordance with its terms.

d. Other Agreements. Neither the execution and delivery of this Agreement by Manager nor Manager’s performance of its obligations hereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Manager is a party or is otherwise bound and will not constitute a violation of any law to which Manager is subject.

e. Documentation. If necessary to carry out the intent of this Agreement, Manager agrees to execute and provide to Owner, on or after the date hereof, any and all other instruments, documents and agreements that may be necessary to make this Agreement fully and legally effective, binding and enforceable between the parties hereto and against third parties.

f. Brokers. Manager agrees to indemnify, defend and hold harmless Owner from all broker’s commissions, finder’s fees or other fees and commissions to any broker, agent, consultant or finder claiming to have acted on Manager’s behalf in connection with this Agreement and the transactions contemplated herein.

10. INSURANCE

10.1 Insurance. During the Term of this Agreement, Owner shall maintain such insurance coverage in amounts, subject to such deductibles, and with responsible and properly licensed companies as recommended by Manager and approved by Owner, including, without limitation:

a. Public liability insurance for injury to or death of persons and damage to or loss of property, with endorsements thereto as may be requested by Manager;

b. Insurance against all risk of direct physical loss, including, but not limited to, fire and extended coverage including business interruption, boiler and machinery coverage, use and occupancy, and such other risks and perils with respect to which insurance is customarily carried, with endorsements thereto as may be requested by Manager;

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c. Crime and fidelity insurance against dishonest acts by employees, with endorsements thereto as may be requested by Manager;

d. Business interruption coverage; and

e. Such other policies of insurance as are customary for similar operations, in each instance with endorsements thereto as may be requested by Manager.

10.2 Notice Of Cancellation Or Change. All insurance policies required to be carried under this Section 10 shall, to the extent obtainable, have attached thereto an endorsement that the same shall not be cancelled or changed without at least thirty (30) days’ prior written notice to Manager.

10.3 Evidence Of Insurance Coverage. For the purpose of evidencing compliance with the provisions of this Section 10, Owner shall, from time to time, furnish to Manager duplicate policies of all insurance required to be maintained by Owner pursuant to this Section 10.

10.4 Waiver of Subrogation. All policies of insurance required to be maintained by Owner pursuant to this Section 10 shall, to the extent reasonably attainable, contain a waiver by the insurer of any rights of subrogation.

10.5 Termination of Agreement. In the event of the termination of this Agreement for any reason, Owner shall, at Owner’s sole cost and expense, continue to name Manager as an additional insured on the liability insurance coverage required by this Agreement for a period of two (2) years following the date of the termination of this Agreement. Owner shall provide Manager with evidence of the foregoing coverage following the date of the termination of this Agreement by the delivery of certificates of insurance evidencing the current in-place coverage, together with such other information as may be reasonably requested, from time to time, by Manager.

11. DAMAGE AND CONDEMNATION

11.1 Damage or Destruction. In the event the Facility is destroyed or materially damaged by fire, casualty or otherwise, Owner shall repair and restore the damaged or destroyed premises to the extent of available insurance proceeds. In the event insurance proceeds are insufficient to repair or restore the premises to the reasonable satisfaction of Manager, Manager shall have the right to terminate this Agreement.

11.2 Major Condemnation. In the event of a Major Condemnation, this Agreement shall terminate upon written notice by Owner within thirty (30) days of the conclusion of the condemnation proceedings. Manager may separately claim for, prove and receive an award for any separately compensable rights of Manager that are taken in the condemnation action.

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11.3 Minor Condemnation. In the event of a Minor Condemnation, this Agreement shall not terminate and Owner shall use the award to repair and restore the Facility. The balance of such award, if any, shall belong to Owner. Manager may separately claim for, prove and receive an award for any separately compensable rights of Manager that are taken in any such condemnation action.

11.4 Casualty Management Fees. Manager shall have the right to maintain business interruption insurance at its own expense and for its own account and in the event of a destruction, damage, or condemnation, Manager shall be entitled to retain any payments from such business interruption insurance.

12. INDEMNIFICATION

12.1 Owner Indemnity. Owner hereby covenants and agrees to indemnify, save, and defend, at Owner’s sole cost and expense, and hold harmless, Manager and its Affiliates and their respective employees, officers and directors (collectively, “Owner Indemnitees”), from and against the full amount of any and all Losses. The term “Losses” shall mean any and all liabilities, claims, suits, administrative proceedings, losses, damages or costs, which may be asserted against an Owner Indemnitee arising from, or relating to the financing or operation of the Facility and shall include expenses of defense including, without limitation, attorneys’ fees. The term “Losses” does not include (and this indemnity shall not apply to) Losses caused by an Owner Indemnitee’s willful, wanton or criminal misconduct, gross negligence or fraud. The term “Losses” includes losses arising out of the negligence or strict liability of any Owner Indemnitees. Each Owner Indemnitee will promptly notify Owner of such action, suit or proceeding which relates to any matter covered by the indemnity in this Section 12.1. The costs incurred by Owner pursuant to this Section 12.1 shall be an Operating Expense.

12.2 Manager Indemnity. Manager hereby covenants and agrees to indemnify, save and defend, at Manager’s sole cost and expense, and hold harmless, Owner and its employees, officers and directors, (collectively, “Manager Indemnitees”) from and against the full amount of any and all liabilities, claims, suits, administrative proceedings, losses, damages or costs which may be asserted against a Manager Indemnitee and caused by Manager’s willful, wanton or criminal misconduct or fraud of Manager, other than losses caused by Manager’s Indemnitees’ willful, wanton or criminal misconduct, gross negligence or fraud. Each Manager Indemnitee will promptly notify Manager of such action, suit or proceeding which relates to any matter covered by the indemnity in this Section 12.2.

12.3 Legal Fees, etc.; Procedures. Each indemnitor under this Section 12 shall reimburse each indemnitee for any legal fees and costs, including reasonable attorneys’ fees and other litigation or proceeding expenses, even if the claim is groundless, false, or fraudulent, reasonably incurred by such indemnitee in connection with investigating or defending against Losses with respect to which indemnity is provided hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of Losses unless such settlement has been previously approved by the indemnitor. If Losses are asserted, or if any action or suit is commenced with respect thereto, for which indemnity may be sought against an indemnitor hereunder, the indemnitee shall notify the indemnitor in writing within ten (10) days after the indemnitee shall

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have had actual knowledge of the assertion or commencement of the Losses or a claim which could give rise to Losses, which notice shall specify in reasonable detail the matter for which indemnity may be sought. The indemnitor shall have the right, upon notice to the indemnitee given within thirty (30) days following its receipt of the indemnitee’s notice (or shorter period if such notice specifies such shorter period and provides reasonable reason therefor), to take primary responsibility for the prosecution, defense or settlement of such matter, including the employment of counsel chosen by the indemnitor with the approval of the indemnitee, which approval shall not be unreasonably withheld or delayed, and payment of expenses in connection therewith. The indemnitee shall provide, without cost to the indemnitor, all relevant records and information reasonably required by the indemnitor for such prosecution, defense or settlement and shall cooperate with the indemnitor to the fullest extent possible. The indemnitee shall have the right to employ its own counsel in any such matter with respect to which the indemnitor has elected to take primary responsibility for prosecution (without regard to Section 5.1h(6), defense or settlement, but the fees and expenses of such counsel shall be the expense of the indemnitee except when indemnitee has engaged its own counsel due to a conflict of interest between indemnitor’s and indemnitee’s interests in which case such fees and expenses shall be paid in by the indemnitor accordance with this Section 12.3.

13. NON-DISTURBANCE AGREEMENT/SUBORDINATION

13.1 Non-Disturbance Agreement. Owner shall obtain for Manager from the present or any future Lenders a subordination, non-disturbance and attornment agreement in a form upon which Manager and such Lender(s) shall reasonably agree, providing that so long as Manager is not in Default under this Agreement, Manager’s rights under this Agreement shall not be disturbed if Owner defaults under any mortgage, deed of trust, hypothecation or other instrument or document creating a lien on the Facility, or any portion thereof, and Manager’s possession and enjoyment of all of Manager’s rights under this Agreement shall continue unimpaired.

13.2 Estoppel Certificates. Each party shall cooperate with the other in providing information about the status of this Agreement to facilitate financing requirements including absence of defaults or potential defaults, non-modification and other pertinent information. Information will be provided within ten (10) days after any request therefor, on the form requested and at no charge to the requesting party.

14. ASSIGNMENT

14.1 Sale/Assignment. Except as set forth below, neither party may assign or otherwise transfer this Agreement without first obtaining the consent of the other, which consent shall not be unreasonably withheld or delayed. Any assignment or other transfer of any stock or equity interest in a party, or any other indirect assignment or other transfer (such as a transfer of stock in a parent corporation) which results in a change in Control of a party to this Agreement shall be deemed an assignment or transfer of this Agreement for purposes of this Section 14. The following shall not be subject to the restrictions in this Section 14.1: (a) assignment or other transfer of publicly held stock in a publicly traded corporation; (b) mergers by Owner or Manager which are done for internal corporate purposes and not done with the intention of avoiding the consequences of a change in Control of either Owner or Manager as set forth in this Agreement or any transfer or assignment of this Agreement in connection therewith; or (c)

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assignment or transfer of Owner’s rights and obligations under this Agreement to a purchaser of the Facility who assumes in writing all of Owner’s obligations hereunder, provided, however, that in the event the transferee or assignee would adversely affect Manager’s or its Affiliates’ gaming license(s) in any other jurisdiction, Manager may terminate this Agreement.

14.2 Effect of Assignment. In the event the necessary consents to an assignment of this Agreement are given, no further assignment that is restricted by Section 14.1 shall be made without the express written consent of the parties whose consent is required in Section 14.1. An assignment with express written consent of the other party shall relieve the assignor of its obligations under this Agreement after the effective date of such assignment provided that the assignee specifically assumes all of the assignor’s obligations and duties recited herein after the effective date of such assignment pursuant to a written assignment. An assignment by either Owner or Manager of its interest in this Agreement which is permitted hereby shall inure to the benefit of and be binding upon their respective successors, heirs, legal representatives or assigns to the same extent as if such successors were an original party to this Agreement.

15. DEFAULT

15.1 Definitions. The occurrence of any one or more of the following events shall constitute a default under this Agreement (hereinafter referred to as a “Default” or an “Event of Default”) as to the party effecting the breaching act:

a. Manager’s Defaults.

(1) If Manager shall fail to perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Manager (other than monetary payments) and such failure shall continue for a period of thirty (30) days after written notice thereof from Owner to Manager specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Manager fails to proceed promptly and with all due diligence to cure the same and thereafter continuously to prosecute the curing of such failure to completion.

(2) If Manager shall commit any act of fraud or embezzlement or similar dishonesty with respect to the Owner or the Facility resulting in Manager’s gain or profit; or a Manager Denial shall occur.

b. Owner’s Default. If Owner shall fail to make any monetary payment required under this Agreement, including, but not limited to, Debt Service, Management Fees or Owner’s Advances, on or before the due date and said failure continues for five (5) Business Days after written notice from Manager specifying such failure, or shall commit any act of fraud or embezzlement or similar dishonesty with respect to Manager or the Facility resulting in Owner’s gain or profit; or an Owner Denial shall occur.

c. Bankruptcy. If either party (a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) makes a general assignment for the benefit of creditors, (c) is adjudicated a bankrupt or insolvent, or (d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with

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creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

d. Reorganization/Receiver. If an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Manager or Owner, as the case may be, or appointing a receiver, trustee or liquidator of Manager or Owner, as the case may be, or of all or a substantial part of any of the assets of Manager or Owner, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

15.2 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party’s exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

16. REMEDIES AND TERMINATION

16.1 Owner’s Remedies. Upon the occurrence of a Default by Manager, Owner shall be entitled to:

a. In the event, and only in the event, of a Default by Manager pursuant to Section 15.1a(2), terminate this Agreement by Owner’s written notice of termination to Manager and such termination shall be effective thirty (30) days after delivery of such notice; or

b. Obtain specific performance of Manager’s obligations hereunder and injunctive relief; or

c. Cause the Management Fee otherwise payable under this Agreement to accrue and be retained in a separate account in Owner’s name, and not be payable to Manager until Manager shall have cured such Default (and this remedy shall be specifically enforceable by Owner).

16.2 Manager’s Remedies. Upon the occurrence of a Default by Owner, Manager shall be entitled to:

a. Terminate this Agreement by Manager’s written notice of termination to Owner, and such termination shall be effective thirty (30) days after delivery of such notice; or

b. Obtain specific performance of Owner’s obligations hereunder and injunctive relief.

16.3 Remedies Exclusive. The remedies provided to Owner and Manager under Sections 16.1 and 16.2, respectively, are intended to be exclusive of any other remedy herein or provided at law or in equity.

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16.4 Termination. This Agreement shall terminate upon the occurrence of any of the following events:

a. The expiration of the stated Term including any extensions effected by Manager;

b. Agreement by both parties in writing to terminate this Agreement;

c. The exercise of any termination right expressly granted to either Owner or Manager in this Agreement;

d. The issuance by the Gaming Control Board of the Commonwealth of Pennsylvania of Category 2 Licenses for Philadelphia to two entities other than Owner.

16.5 Effect of Termination. Upon termination of this Agreement, all sums owed by either party to the other shall be paid within thirty (30) days of the termination date. In the event of any termination of this Agreement for any reason, Owner shall, notwithstanding such termination, be liable to Manager for the fees earned and reasonable out-of-pocket expenses incurred by Manager in conformity with this Agreement prior to such termination as follows: (a) unpaid accrued Management Fees (including any unpaid accrued interest thereon), if any, plus (b) all reimbursable costs to Manager which were properly incurred prior to termination in connection with the performance of Manager’s obligations in conformity with this Agreement, plus (c) in the event of termination due to Owner’s Defaults, all reasonable costs (including, but not limited to, severance pay or settlements and moving expenses of Manager’s employees and any attorneys’ fees, expenses, and losses as the result of such severance) incurred as a direct result of Owner’s Default.

16.6 Proprietary Information. In the event of termination of this Agreement, Manager will relinquish to Owner all of the Books and Records and the marketing, credit and customer data contained in operating records at the Facility and which are generated by Manager in connection with it duties hereunder. Owner and Manager acknowledge that pursuant to the sharing of information by and among Owner, Manager and Manager’s Affiliates, Owner, Manager and Manager’s Affiliates will have information and copies of records obtained from the Facility prior to termination and nothing herein shall prevent the use of such information so obtained. Upon termination of this Agreement for any reason, Manager’s marketing, credit and customer data and proprietary computer programs generated prior to the commencement of the term of Manager’s obligations under this Agreement shall remain the sole property of Manager, and shall not be used or disclosed to other Persons by Owner or its agents or Affiliates. Owner recognizes, acknowledges and agrees that Manager and/or its Affiliates operate and manage other properties in addition to the Facility and that Manager and/or its Affiliates shall, during the Term of this Agreement and thereafter, have and enjoy the continuing right to use all portions of its national marketing data base in conjunction with management, operation or ownership by Manager and/or its Affiliates of any other such properties.

16.7 Manager Responsibilities. In the event of termination of this Agreement, Manager will relinquish control of all Bank Accounts and all funds in the Facility. Manager shall make its staff available to Owner on a reasonable basis and at cost to Owner equivalent to Manager’s cost for such persons including overhead for a period of sixty (60) days to insure an orderly and uninterrupted transition of Facility management; provided, however, Owner waives its rights against Manager for such period for any misfeasance, malfeasance or nonfeasance of

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any Person and Manager shall receive an advance deposit sufficient to cover such expenses, and further provided that such persons agree to serve in such capacities. None of such persons shall be under Manager’s supervision during such period.

16.8 Survival of Representations and Indemnifications. Notwithstanding anything contained herein to the contrary, the parties acknowledge that the representations, covenants and indemnifications set forth in Sections 5.1(f) (last sentence only), 5.6 (last sentence only), 12, 16, 20, 22.1 and 22.3 shall survive the termination or expiration of this Agreement. All amounts due and payable from either party to the other shall survive the termination of this Agreement.

17. LICENSE PROTECTION

17.1 Owner Denial. Owner shall apply for and diligently pursue all Owner Operating Permits. If at any time (a) either Owner or any Person owning a membership interest (or other equity or beneficial interest in) either Owner or an Affiliate of Owner or an officer or director of either is denied a license, found unsuitable, or is denied any other Approval with respect to the Facility or any other gaming operation by any Gaming Authority because of such Person’s misconduct or association with any other Person who is reputed to be controlled by Persons known to engage in criminal activities, or is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit (including extensions, if any), wrongfully withdraws any application for Approval, and if the result of the foregoing has or would have an adverse effect on Manager or any Affiliate of Manager with respect to its operation or ownership of a casino under any Gaming Authority in the United States or does or would materially delay obtaining any Approval affecting Manager of any Affiliate of Manager, or (b) any Gaming Authority commences or threatens to commence any suit or proceeding against either Manager or an Affiliate or to terminate or deny any right or approval of Manager or any Affiliate because of the reputation or misconduct of Owner, any Affiliate of Owner or any Person owning a beneficial interest in Owner (all of the foregoing events described in clauses (a) and (b) above are collectively referred to as an “Owner Denial”), said Owner Denial shall be a Default on the part of Owner and shall entitle Manager to its remedies under Section 16. If Manager exercises its right to terminate this Agreement pursuant to Section 16 solely as the result of an association of Owner or any Person associated with Owner, there shall be no Default and this Agreement shall not terminate if Owner ends such association within thirty (30) days after Manager’s notice or such longer period of time, if any, as the Gaming Authority gives for termination of such association. Owner and all Persons associated with Owner shall promptly, and in all events within any time limit established by law or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities including any required inspections. Any Owner Denial that is attributable in whole or in part to the acts or omissions of Manager shall not constitute an Owner Default.

17.2 Manager Licensing. Manager shall apply for and diligently pursue all Manager Operating Permits. Manager shall not be obligated to accept any conditions to obtain any Manager Operating Permit which imposes any liabilities, financial obligations or performance obligations not required by this Agreement. If Manager shall have been finally denied any Manager Operating Permit (other than on the grounds such permit is not available or administratively will not be awarded until a later date as a matter of administrative discretion),

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and no further appeal is available or Manager has failed to timely file an appeal (a “Manager Denial”) said Manager Denial shall be a Default on the part of Manager and shall entitle Owner to its remedies under Section 16. In the event Manager is issued any Manager Operating Permit which is subject to any condition or requirement of Manager, then if Manager promptly gives Owner reasonably satisfactory written assurance that such condition can reasonably be complied with, Manager shall be deemed licensed for purposes hereof. Any Manager Denial that is attributable in whole or in part to the acts or omissions of Owner shall not constitute a Manager Default.

18. RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

18.1 No Joint Venture or Ownership. Nothing contained in this Agreement shall be deemed or construed by the parties or by any third party as (a) creating the relationship of a partnership or joint venture between the parties to this Agreement, or (b) creating or vesting any right, title, interest, estate, equity participation or beneficial ownership interest in favor of Manager in or to the Facility, except the contractual rights created in Manager by this Agreement. Neither any provisions contained herein nor any acts of the parties shall be deemed to create any relationship between the parties other than the relationship of owner and manager, as provided in this Agreement.

18.2 Affiliates.

a. The parent of Manager and/or other Affiliates of Manager may provide services to, provide loans and funds to, negotiate for, provide personnel to, and, from time to time, take actions on behalf of or for the benefit of Manager by direct dealings with Owner or those acting for it provided that the costs of such services shall not be charged to Owner or included in Operating Expenses other than as provided in Section 5.6. Manager shall be responsible to Owner under this Agreement for the acts of Affiliates in the performance of services of Manager under this Agreement as if such Affiliates were Manager’s employees or agents.

b. The parent corporations or members of Manager shall not be liable to Owner and the members of Owner shall not be liable to Manager for obligations or liabilities of Manager or Owner, respectively, in the absence of a direct and independent contract right between such parent corporations, members and Owner or Manager, as the case may be.

19. FINANCING MATTERS

19.1 Restrictions on Financing Representations. In no event may either party represent that the other party or any Affiliate thereof is or in any way may be liable for the obligations of such party in connection with (a) any financing agreement, or (b) any public or private offering or sale of securities. If Owner, or any Affiliate of Owner shall, at any time, sell or offer to sell any securities issued by Owner or any Affiliate of Owner through the medium of any prospectus or otherwise and which relates to the Facility or its operation, it shall do so only in compliance with all applicable law, and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its Affiliates, officers, directors, agents or employees shall in any way be deemed to be an issuer or underwriter of such securities, and (ii) Manager and its

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Affiliates, and the officers, directors, agents, and employees of each have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including without limitation, any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication. Manager shall have the right to approve any description of Manager or its Affiliates, or any description of this Agreement or of Owner’s relationship with Manager hereunder, which may be contained in any prospectus or other communications (unless such information was furnished to Owner by Manager in writing), and Owner agrees to furnish copies of all such materials to Manager for such purposes not less than twenty (20) days prior to the delivery thereof to any prospective purchaser or offeree. Owner agrees to indemnify, defend or hold Manager and its Affiliates, and the officers, directors, agents and employees of Manager and its Affiliates, free and harmless from any an all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this Section 19.1. Manager agrees to reasonably cooperate with Owner in the preparation of such agreements and offerings.

19.2 Permissible Disclosure. Notwithstanding the above restrictions, subject to Manager’s right of review set forth in Section 19.1, Owner may represent that the Facility shall be managed by Manager and Manager may represent that it manages the Facility and both may describe the terms of this Agreement and the physical characteristics of the Facility in regulatory filings and public or private offerings. Moreover, nothing in this Section 19 shall preclude the disclosure of (a) already public information, or (b) audited or unaudited Financial Statements from the Facility required by the terms of this Agreement or (c) any information or documents required to be disclosed to or filed with any Gaming Authority or Governmental Authority. Both parties shall use their best efforts to consult with the other concerning disclosures as to the Facility. Owner and Manager shall cooperate with each other in providing financial information concerning the Facility and Manager that may be requested by any Lender or required by any Governmental Authority.

19.3 Compliance. Both parties shall use their best efforts to cause their respective Affiliates or controlling Persons, and any partner or joint venturer, to comply with all provisions of this Section 19 that are applicable to such party.

20. ARBITRATION

20.1 Non-Financial Disputes. As to any non-financial dispute, the arbitration provisions set forth in this Section 20.1 shall be the exclusive dispute resolution procedures and no such dispute shall be a default by either Owner or Manager under this Agreement.

a. General. Except as otherwise set forth in Section 20.2, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by binding arbitration in Philadelphia, Pennsylvania, pursuant to the commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), specifically including the Rules relating to “Expedited Procedures” (the “Expedited Procedures”); and any judgment may be entered in any Court having jurisdiction. The parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order. All initial arbitration or judicial proceedings shall be instituted within twelve (12) months after the claim accrues or shall be forever barred.

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Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between Manager and Owner arising from this Agreement. If Owner and Manager are unable to negotiate an amicable resolution of a dispute within fourteen (14) Business Days from the date of notice of the dispute pursuant to the notice section of this Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided herein.

b. Initiation of Arbitration and Selection of Arbitrators. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrator shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the District of Delaware and any federal court having appellate jurisdiction over said court. If the United States District Court for the District of Delaware finds that it lacks jurisdiction, each party consents to be sued in the Delaware State Court system.

The AAA in Philadelphia, PA shall be requested to submit a list of five (5) persons to serve as the arbitrator. The arbitrator will be selected from a panel of persons having experience with and knowledge of the gaming business. The parties shall select the arbitrator from the list submitted, provided that if the parties cannot agree upon the arbitrator, then the arbitrator shall be selected from the list of five (5) through the process of each party jointly striking names from the list until one name remains. The above procedures contemplate that there will only be two (two) parties to the arbitration proceeding; if there are more, and the parties cannot agree upon the method of choosing arbitrators the method of proceeding shall be determined pursuant to the then existing Commercial Arbitration Rules of the AAA.

c. Choice of Law. In determining any matter the arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply the laws of the State of Delaware.

d. Place and Conduct of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator(s) in Wilmington, Delaware or Philadelphia, Pennsylvania. The arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. The arbitrator is authorized to issue reasonable monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding. Each party hereto hereby consents to the use, of the Expedited Procedures without regard to the amount in controversy and agrees to cooperate in all respects with the arbitrator in order to permit a speedy resolution to such disputes. The arbitrator shall convene a hearing as quickly as practicable after his or her appointment, and in any event no later than fifteen (15) days after such appointment. There shall be only one hearing, which shall not exceed five (5) consecutive business days in length. The arbitrator is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Federal

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Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. At the time of granting or denying a motion for hearing, the arbitrator shall prepare and distribute to the parties a writing setting forth the arbitrator’s findings of facts and conclusions of law relating to the dispute, including the reasons for the giving or denial of any aware. The arbitrator shall be requested to render an opinion within thirty (30) days after the date the controversy (within fifteen (15) days in the case of any expedited proceeding) is submitted to him or her.

e. Confidentiality. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement.

20.2 Financial Disputes. As to any financial dispute, the arbitration provisions set forth in this Section 20.2 shall be the exclusive dispute resolution procedures and no such dispute shall be a default by either Owner or Manager under this Agreement.

a. Arbitration Accountants. The “Arbitration Accountants” (herein so called) shall be one of the four (4) largest firms of independent certified public accountants in the United States (but shall not be the Facility Auditors or any firm of independent certified public accountants engaged by either Owner or Manager or any Affiliates of either of them as auditors). In the event the conditions set forth in the preceding sentence eliminate all four (4) of the largest firms of independent certified public accountants, then the Arbitration Accountants, shall be chosen from other international accounting firms. The party desiring to submit any matter to arbitration under Section 20.2 shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated and such party’s choice of one of the firms of accountants. The party receiving such notice shall within three (3) Business Days after receipt of such notice either approve such choice, or designate one of the remaining firms by written notice back to the first party, and the first party shall within three (3) business days after receipt of such notice either approve such choice or disapprove the same. If both parties shall have agreed under the preceding sentence, then such firm shall be the Arbitration Accountants for the purposes of arbitrating the dispute; otherwise, within three (3) business days the two (2) firms chosen will select a firm from among the remaining firms to be the Arbitration Accountants for such purpose. The Arbitration Accountants shall be required to render a decision in accordance with the procedures described in Section 20.2b within twenty (20) business days after being notified of their selection. The fees and expenses of the Arbitration Accountants will be paid by the non-prevailing party, unless the dispute involves insurance, in which case they shall be an Operating Expense. In connection with a dispute involving the value of the Facility, staff members of the Arbitration Accountants with recognized expertise in the valuation of casino properties will be used.

b. Arbitration Procedures. In all arbitration proceedings submitted to the Arbitration Accountants, the Arbitration Accountants shall be required to agree upon and approve the substantive position advocated by Owner or Manager with respect to each disputed item and shall not adopt an alternative or compromise position. Any decision rendered by the Arbitration Accountants that does not reflect a substantive position advocated by Owner or Manager shall be beyond the scope of authority granted to the Arbitration Accountants and consequently may be rejected by either party. All proceedings by the Arbitration Accountants

*****CONFIDENTIAL TREATMENT REQUESTED*****

shall be conducted in accordance with the then current rules regarding commercial arbitration of the American Arbitration Association, except to the extent the provisions of such rules are modified by this Agreement or the mutual agreement of the parties. Unless otherwise agreed, all arbitration proceedings shall be conducted in Wilmington, Delaware or Philadelphia, Pennsylvania. In rendering their decision, the Arbitration Accountants shall issue a decision of their findings and conclusions and shall not add to, subtract from or otherwise modify the provisions of this Agreement.

21. NOTICES

All notices to be given hereunder shall be given in writing and may be delivered by internationally recognized overnight or express messenger or delivery service to:

If to Owner:	Keystone Redevelopment Partners, LLC
Fox Street and Roberts Avenue
Philadelphia, PA
Attn: Chairman of the Board

If to Manager:	Trump Entertainment Resorts, Inc.
1000 Boardwalk
Atlantic City NJ 08401
Attn: Executive Vice President and General Counsel

Either party hereto may change its address by giving notice of such change to the other party hereto in the manner hereinabove provided. Notices shall be deemed to have been duly given when received or upon refusal to accept delivery, or as demonstrated by the sender.

22. MISCELLANEOUS

22.1 Confidentiality. Except as otherwise set forth in Section 17.2 and Section 19.2, both parties shall maintain confidentiality with respect to material developments in the course of operation of the Facility, subject to Governmental Requirements. Except as required by any law and Gaming Authorities, material confidential information shall only be made available to such of a party’s employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished. Any Person to whom such information is disclosed shall be informed of its confidential nature and shall agree to keep it confidential as provided herein. Information provided by one party to the other shall be presumed confidential unless the information is (a) published or in the public domain other than as a result of any action by the recipient thereof, (b) disclosed to the recipient by a third party or (c) presented to the recipient under circumstances which clearly and directly indicate the delivering party does not intend such information to be confidential.

22.2 Conflict of Interest; Non-Compete.

a. Subject to the restriction set forth in Section 22.2(b) below, nothing contained in this Agreement shall be construed to restrict or prevent, in any manner, any party from engaging in any other businesses or investments during the Term of this Agreement,

*****CONFIDENTIAL TREATMENT REQUESTED*****

including, without limitation, any similar or competitive casino operation. Owner acknowledges that Manager and/or its Affiliates operate other casinos and may in the future operate additional casinos in different areas of the world, and that marketing efforts may cross over into the same markets and with respect to the same potential customer base as the Facility’s. Manager, in the course of managing the Facility, may refer customers of the Facility and other parties to other facilities operated by Affiliates of Manager to utilize gaming, entertainment and other amenities, without payment of any fees to Owner. Owner consents to such activities and agrees that such activities will not constitute a conflict of interest. Owner acknowledges and agrees that Manager may have and distribute promotional materials for Manager’s Affiliates and facilities, including casinos, at the Facility if reciprocal arrangements are made in favor of the Facility at Manager’s Affiliates and other facilities.

b. During the Term of this Agreement, neither Manager nor an Affiliate of Manager shall (i) engage in a competing business for its own account anywhere in [*****] (the “Restricted Area”); or (ii) [*****]; provided, however, [*****].

22.3 Choice of Law and Construction of Agreement. This Agreement shall be governed by and construed under the laws of the State of New York. Should any provision of this Agreement require judicial interpretation or as to any arbitration under this Agreement, it is agreed that the court or arbitrators interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement. All references in this Agreement to “Dollars” or “$” shall be deemed to refer to the currency of the United States.

22.4 Regulatory Information. Owner and Manager shall provide to each other all information pertaining to this arrangement and the Facility and as to their ownership structure, corporate structure, officers’ and directors’, stockholders’, members’ and partners’ identity, financing, transfers of interest, etc. as shall be required by any Gaming Authorities or other regulatory authority with jurisdiction over the other or with respect to any federal or state security law requirement.

22.5 Force Majeure. Notwithstanding anything to the contrary in this Agreement, Manager shall not be deemed to have breached or be in default under this Agreement by reason of failing to take any action or to perform in accordance therewith to the extent the same is the direct result of any event beyond the reasonable control of Manager, including but not limited to casualty, fire, flood, earthquake, condemnation, strike, lockout, war, riot, unanticipated labor or material shortages, unknown physical or environmental conditions affecting the Facility, and orders or judgments of courts or Governmental Authorities that impact or impede the development or operation of the Facility (a “Force Majeure Event”), provided that as promptly as practicable under the circumstances, upon the cessation of the Force Majeure Event, Manager take such action or perform such obligation as had been prevented by the Force Majeure Event.

22.6 Conditions to Obligations. Notwithstanding anything contained in this Agreement to the contrary, the rights, obligations and liabilities of the parties hereto are subject to all applicable Laws, and any necessary approvals of the Gaming Control Board of the Commonwealth of Pennsylvania.

*****CONFIDENTIAL TREATMENT REQUESTED*****

22.7 Negation of Partnership, Joint Venture or Lease. Nothing contained in this Agreement shall constitute, or be construed to be or to create, a partnership, joint venture or lease between Owner and Manager, or any affiliated person or entity.

22.8 Further Assurances. The parties hereto agree that they shall execute, acknowledge and deliver any and all other instruments or documents, and engage in any other further actions, which shall be deemed reasonably necessary or desirable to effect the purposes of this Agreement.

22.9 Waiver. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy, except as otherwise herein provided. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

22.10 Severability. If any term or other provision of this Agreement (other than Section 7) is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

22.11 Successors and Assigns Bound. The terms of this Agreement shall bind and inure to the benefit of Owner, Manager and each of their respective successors and permitted assigns.

22.12 Captions. The captions used herein are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions of this Agreement.

22.13 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all such counterparts deemed to be one and the same Agreement.

22.14 Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning the subject matter herein contained. There are no oral promises, conditions, representations, undertakings, interpretations or terms of any nature except or expressly set forth herein and each of the parties represents and warrants that there exist no conditions or inducements to the signing of this Agreement except as expressly set forth herein. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing signed by the parties sought to be bound.

[Signature page follows]

*****CONFIDENTIAL TREATMENT REQUESTED*****

IN WITNESS WHEREOF, Owner and Manager have caused this Agreement to be duly executed as of the day and year first above written.

TER MANAGEMENT Co., L.L.C.

By:	/s/ Mark Juliano
Mark Juliano
Chief Operating Officer

KEYSTONE REDEVELOPMENT PARTNERS, LLC

By:	/s/ James B. Perry
James B. Perry
Chairman of the Board
of Member Representatives

EXHIBIT A

DEFINITIONS

All capitalized terms referenced or used in the Management Agreement (the “Agreement”) and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of the Agreement for all purposes. The section references herein refer to the Sections in and to the Agreement.

AAA. The term “AAA” shall have the meaning set forth in Section 20.1a.

Affiliate. The term “Affiliate” shall mean a Person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question and any stockholder or partner of any Person referred to in the preceding clause owning (i) more than fifty (50%) percent or more of such Person if such Person is a publicly traded corporation, or (ii) more than fifty (50%) percent or more of an ownership or beneficial interest in any other Person.

Annual Budget. The term “Annual Budget” shall have the meaning set forth in Section 5.1c.

Approved Legal Counsel. The terms “Approved Legal Counsel” shall have the meaning set forth in Section 5.1h(6).

Arbitration Accountants. The term “Arbitration Accountants” shall have the meaning set forth in Section 20.2a.

Bad Debts. The term “Bad Debts” shall mean an amount equal to the provision for doubtful accounts as set forth in the Facility’s statement of income covering the Facility operations.

Bank Accounts. The term “Bank Accounts” shall have the meaning set forth in Section 5.1h(8). It shall not include any of Manager’s accounts.

Base Management Fee. The term “Base Management Fee” shall have the meaning set forth in Section 7.2.

Board of Member Representatives. The term “Board of Member Representatives” shall have the meaning set forth in Section 3.3.

Books and Records. The term “Books and Records” shall have the meaning set forth in Section 5.1f.

Budget. The term “Budget” or “Budgets” means any budget contemplated by the Agreement that has been approved by Owner or has been arbitrated as set forth in the Agreement, including, without limitation, the Annual Budget.

Exhibit A – Page 1

Business Days. The term “Business Days” shall mean all weekdays except those that are official holidays of the State of Delaware. Unless specifically stated as “Business Days,” a reference to “days” means calendar days.

Capital Replacements. The term “Capital Replacements” shall have the meaning set forth in Section 5.1d.

Capital Replacements Fund. The term “Capital Replacements Fund” shall mean those amounts at any given time allocated to an account for the purpose of funding budgeted capital replacements, renewals, non-routine repairs and maintenance and improvements within and to the Facility pursuant to the applicable Budget. The Capital Replacements Fund shall be maintained at a financial institution selected by Owner. In the event that Gross Revenue in any month is insufficient to permit a deposit to the Capital Replacements Fund after paying Operating Expenses, the amount of the deficiency shall be carried over and added to the amount to be deposited in the Capital Replacements Fund in subsequent months.

Condemnation. The term “Condemnation” shall mean any taking by eminent domain, condemnation, nationalization or any other governmental action.

Control. The term “Control” (including derivations such as “controlled” and “controlling” means with respect to a Person, the ownership of more than fifty (50%) percent or more of the beneficial interest or voting power of such Person.

Commencement Date. The term “Commencement Date” shall have the meaning set forth in Section 2.1.

Debt Service. The term “Debt Service” shall mean payments (including, without limitation, principal, interest and expense reimbursement) with respect to (a) capitalized leases, as defined in accordance with Generally Accepted Accounting Principles, (b) all third party borrowed funds related to the Facility, and (c) any construction or permanent financing related to the Facility.

Default/Event of Default. The term “Default” and “Event of Default” shall have the meaning set forth in Section 15.

Default Rate. The term “Default Rate” shall mean the lesser of (a) the referenced or prime commercial lending rate published in the Wall Street Journal, plus two (2%) percent per annum, or (b) the highest rate permitted by applicable law, to the extent applicable law establishes a maximum rate of interest which may be charged with respect to obligations of the type in question, until paid.

Effective Date. The term “Effective Date” shall have the meaning set forth in Section 2.1.

Expedited Procedures. The term “Expedited Procedures” shall have the meaning set forth in Section 20.1a.

Exhibit A – Page 2

Extended Term. The term “Extended Term” shall have the meaning set forth in Section 2.2.

FF&E. The term “FF&E” shall mean all furniture, furnishings, equipment, and fixtures, including gaming equipment, computers, housekeeping and maintenance equipment necessary or appropriate to operate the Facility in conformity with this Agreement.

Financial Statements. The term “Financial Statements” shall mean an income statement, balance sheet and a sources and use of cash statement, all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent in all material respects with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

Fiscal Year. The term “Fiscal Year” shall mean a period beginning and ending on January 1 and December 31, respectively. “Fiscal Year” shall also refer to the period commencing on the first day of the Term and ending on the last day of that calendar year. In the event this Agreement terminates on a date other than the last day of a calendar year, the term “Fiscal Year” shall include the period from the first day of the Fiscal Year during which this Agreement terminates to and including the date of such termination.

Gaming Authorities. The term “Gaming Authorities” or “Authority” shall mean the Gaming Control Board of the Commonwealth of Pennsylvania, and all other agencies, authorities and instrumentalities of any state, nation, or other governmental entity, or any subdivision thereof, regulating gaming or related activities and having jurisdiction over Manager, Owner or the Facility.

Generally Accepted Accounting Principles. The term “Generally Accepted Accounting Principles” shall mean generally accepted accounting principles as in effect from time to time by the American Institute of Certified Public Accountants.

Governmental Authority. The term “Governmental Authorities” or “Authority” means the United States, the Commonwealth of Pennsylvania, the City of Pennsylvania, any other political subdivision in which the Facility is located and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local having or exercising a jurisdiction over Owner or Manager.

Governmental Requirements. The term “Governmental Requirements” means all laws and agreements with any Governmental Authority that are applicable to the operation of the Facility and including, without limitation, all Approvals and any rules, guidelines or restrictions created by or imposed by Governmental Authorities.

Gross Operating Profit. The term “Gross Operating Profit” shall mean [*****] less [*****] exclusive of [*****].

Gross Revenue. The term “Gross Revenue” shall include all of the revenue from the operation of the Facility computed on an accrual basis from all business conducted upon, related

Exhibit A – Page 3

to or from the Facility in accordance with Generally Accepted Accounting Principles and shall include, but not be limited to, the net win from gaming activities, which is the difference between gaming wins and losses before deducting taxes, and the amount of all sales of food, beverages, goods, wares, services or merchandise at or from the Facility, less Bad Debts and deposits made in respect of progressive and other similar games, except to the extent such deposits are allocable to expenses. Gross Revenue shall not include:

a. Applicable gross receipts taxes, admission, cabaret, excise, value added, sales and use taxes, or similar governmental charges collected directly from customers or as a part of the sales price of any goods or services;

b. Income and revenues of tenants, licensees and concessionaires of Manager or Owner of the Facility or any part thereof; provided, however, that all fees, rents, commissions, percentages or other payments received from any tenant, licensee or concessionaire of the Facility shall be included in Gross Revenue;

c. Service charges, which are defined to mean percentage gratuities added to customer billings as compensation to employees of the Facility;

d. Proceeds of financing, refinancing or sale of all or a portion of the Facility assets;

e. Proceeds paid as a result of an insurable loss (unless paid for the loss or interruption of business and representing payment for damage for loss of income and profits of the Facility) after deducting any expenses of adjustment and collection;

f. Owner’s Advances and any funds advanced or investments by Manager;

g. Proceeds of condemnation and eminent domain awards;

h. Interest on any Bank Accounts;

i. Credits and refunds; and

j. Credit card or travel agent commissions.

Any of the above provisions resulting in a double exclusion from Gross Revenue shall be allowed as an exclusion only once.

Incentive Management Fee. The term “Incentive Management Fee” shall have the meaning set forth in Section 7.3.

Initial Term. The term “Initial Term” shall have the meaning set forth in Section 2.1.

Exhibit A – Page 4

Law. The term “Law” means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent or order of any court or any other Governmental Authority.

Lender. The term “Lender” shall mean any Person that has extended credit to Owner secured by, among other things, a mortgage or hypothecation encumbering the Facility.

Loan Documents. The term “Loan Documents” means any documents evidencing, securing and relating to any indebtedness owing by Owner to a Lender and relating to the Facility, now existing or incurred during the Term, including, without limitation, all promissory notes, loan agreements, mortgages, hypothecations, pledges, assignments, certificates, indemnities and other agreements.

Losses. The term “Losses” shall have the meaning set forth in Section 12.1.

Major Condemnation. The term “Major Condemnation” shall mean any condemnation which prevents the conduct of the Facility business and the ability to earn or generate revenues and income.

Management Fee. The term “Management Fee” shall collectively mean (a) the Base Management Fee, and (b) the Incentive Management Fee.

Manager Denial. The term “Manager Denial” shall have the meaning set forth in Section 17.2.

Manager Operating Permits. The term “Manager Operating Permits” shall mean all licenses and approvals of Manager (as distinct from Owner or the Facility) required from any Gaming Authority to manage the Facility and otherwise perform and carry out its obligations under this Agreement.

Manager’s Senior Staff. The term “Manager’s Senior Staff” shall have the meaning set forth in Section 5.1(a).

Minor Condemnation. The term “Minor Condemnation” shall mean any condemnation other than a Major Condemnation.

Operating Expenses. The term “Operating Expenses” shall mean those necessary and reasonable operating expenses, including, without limitation, costs of Operating Supplies, payroll and benefits, marketing, administration, maintenance, energy, insurance, Management Fees and all costs and expenses of licensing Manger’s or Owner’s employees, incurred on behalf of Owner in connection with conducting and operating the Facility, computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining “Operating Income” (as defined in casino industry practice) for purposes of preparing a statement of operations for the Facility as well as ad valorem taxes, payroll taxes, fees, assessments and other payments due any Governmental Authorities (other than excise, sales and use taxes, withholding taxes and taxes in respect of income or profits); provided, however, Operating Expenses shall not include depreciation or amortization with respect to the Facility or the FF&E, Debt Service or Capital Replacement Fund deposits.

Exhibit A – Page 5

Operating Permits. The term “Operating Permits” shall mean all licenses, permits and approvals required of any Governmental Authority for the operation of the Facility, including the Manager Operating Permits and Owner Operating Permits.

Operating Supplies. The term “Operating Supplies” shall mean gaming supplies, paper supplies, cleaning materials, food and beverage, marketing materials, maintenance supplies, uniforms and all other consumable supplies and materials used in the operation of the Facility.

Owner Denial. The term “Owner Denial” shall have the meaning set forth in Section 17.1.

Owner Indemnitees. The term “Owner Indemnitees” shall have the meaning set forth in Section 12.1.

Owner Operating Permits. The term “Owner Operating Permits” shall mean all licenses and approvals of Owner (as distinct from Manager or the Facility) required from any Gaming Authority to own the Facility and otherwise perform and carry out its obligations under this Agreement.

Owner’s Advances. The term “Owner’s Advances” shall mean the amounts to be advanced by Owner to Manager pursuant to Section 6.1.

Owner’s Representative. The term “Owner’s Representative” shall have the meaning set forth in Section 3.3.

Person. The term “Person” shall mean any individual, partnership, corporation, association or other entity, including, but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

Pre-Opening Budget. The term “Pre-Opening Budget” shall have the meaning set forth in Section 4.1.

Pre-Opening Expenses. The term “Pre-Opening Expenses” shall have the meaning set forth in Section 4.1.

Rules. The term “Rules” shall have the meaning set forth in Section 20.1a.

Term. The term “Term” shall mean the Initial Term and any Extended Term for which the option to extend as provided in the Agreement has been exercised.

Unavoidable Delay. The term “Unavoidable Delay” shall have the meaning set forth in Section 15.4.

Exhibit A – Page 6

Working Capital. The term “Working Capital” shall mean such amount in the Bank Accounts as in the reasonable business judgment of Manager will be sufficient to reasonably assure the timely payment of all current liabilities of the Facility and the uninterrupted and efficient operation of the Facility during the Term of this Agreement to permit the Manager to perform its responsibilities and obligations hereunder, all as contemplated by the applicable Annual Budget with reasonable reserves for unanticipated contingencies and for short term business fluctuations resulting from monthly variations between the Annual Budget and actual operating expenses.

Exhibit A – Page 7